Exhibit 99.1

Nuvation Bio Reports Third Quarter 2025 Financial Results and Provides Business Update

Successfully started 204 patients on IBTROZITM (taletrectinib) in the third quarter of 2025

Updated data continue to show IBTROZI’s unprecedented durability in TKI-naïve, advanced ROS1-positive (ROS1+) non-small cell lung cancer (NSCLC), with median Duration of Response (DOR) increased to 50 months as of August 2025

Enrolled first patient in global, randomized study of safusidenib with registrational intent for maintenance treatment of high-grade IDH1-mutant glioma

Enrolled first patient in TRUST-IV phase 3 study of IBTROZI for the adjuvant treatment of ROS1+ early-stage NSCLC

Strong balance sheet with cash, cash equivalents, and marketable securities of $549.0 million as of September 30, 2025

Company to host a conference call today at 4:30 pm ET

NEW YORK—November 3, 2025— Nuvation Bio Inc. (NYSE: NUVB), a global oncology company focused on tackling some of the toughest challenges in cancer treatment, today reported financial results for the third quarter ended September 30, 2025, and provided a business update.

“We are thrilled that 204 new patients have received IBTROZI during our first full quarter as a commercial-stage company,” said David Hung, M.D., Founder, President, and Chief Executive Officer of Nuvation Bio. “Our early launch progress underscores our team’s expertise in rare disease and ability to execute, as well as the positive sentiment of the community for the value of our medicine. We are also pleased to share that IBTROZI’s robust durability profile continues to mature and now shows a 50-month median duration of response as of the latest August data cut-off.”

Dr. Hung continued, “Our broader pipeline also continues to progress with urgency. After multiple collaborative discussions with the U.S. FDA, we reached alignment on our pivotal study plans for safusidenib and recently dosed our first patient for the maintenance treatment of high-grade IDH1-mutant glioma.”

Third Quarter 2025 and Recent Corporate Highlights:

IBTROZI (taletrectinib), ROS1 inhibitor: Advanced ROS1+ NSCLC

•	In the third quarter, 204 new patients started treatment with IBTROZI.

•

In September 2025, the Company presented new and updated long-term results from the pivotal Phase 2 TRUST-I and TRUST-II studies of IBTROZI at the IASLC 2025 World Conference on Lung Cancer (WCLC), highlighting durability of responses and favorable safety profile across both trials with additional follow-up time.

•	In September 2025, our partner Nippon Kayaku received approval of IBTROZI from Japan’s Ministry of Health, Labour and Welfare for the treatment of patients with advanced ROS1+ NSCLC.

•	The Company will receive a $25 million milestone payment upon the first establishment of the reimbursement price in Japan, which is expected by year end.

•	In September 2025, the Company enrolled the first patient in the TRUST-IV phase 3 study of IBTROZI for the adjuvant treatment of ROS1+ early-stage NSCLC.

•

In October 2025, the Company presented data from the pivotal TRUST-II study evaluating IBTROZI in patients previously treated with entrectinib, a brain-penetrant ROS1 therapy at the European Society of Medical Oncology (ESMO) Congress 2025.

•	IBTROZI demonstrated a confirmed overall response rate of 80% in ten patients whose tumors progressed following treatment with entrectinib.

•	Today, the company is announcing that IBTROZI’s median DOR has matured to 50 months as of an August 2025 data cut-off from the pooled TRUST-I and TRUST-II studies.

•

The Company plans to prepare a supplemental New Drug Application (sNDA) to include the updated data in the IBTROZI label and will provide additional data from the August 2025 data cut-off at a medical conference in 2026.

Safusidenib, mIDH1 inhibitor: Diffuse IDH1-mutant glioma

•	In October 2025, the Company enrolled the first patient in the G203 study, a global, randomized study of safusidenib for maintenance treatment of high-grade IDH1-mutant glioma.

•	Following an in-progress protocol amendment aligned on with the U.S. Food and Drug Administration (FDA), the Company plans to enroll 300 patients to support potential approval.

•

Following discussion with the U.S. FDA, the Company has decided not to pursue a head-to-head randomized study of safusidenib against vorasidenib to support approval in non-enhancing grade 2 IDH1-mutant glioma.

•	The Company plans to evaluate safusidenib in high-risk subgroups of low-grade IDH1-mutant glioma for which vorasidenib is not approved.

NUV-1511, drug-drug conjugate (DDC): Advanced solid tumors

•	The Company expects to provide an update from the Phase 1/2 dose escalation study of NUV-1511 by year end 2025.

Third Quarter 2025 Financial Results

As of September 30, 2025, Nuvation Bio had cash, cash equivalents, and marketable securities of $549.0 million.

Product Revenue, Net

To date, our only source of product revenue has been from the U.S. sales of IBTROZI. We began shipping IBTROZI to our U.S. customers in June 2025. Net product revenue from U.S. sales of IBTROZI was approximately $7.7 million for the three months ended September 30, 2025.

Collaboration and License Agreements Revenue

For the three months ended September 30, 2025, collaboration and license agreements revenue was $5.4 million, compared to $0.7 million for the three months ended September 30, 2024. The increase was due to a $3.8 million increase in research and development service revenue under the collaboration agreements with Nippon Kayaku and Innovent, a $0.6 million increase in products supply, and a $0.3 million increase in royalty revenue. The Company anticipates taletrectinib will be listed on China’s National Reimbursement Drug List in 2026.

Operating Expenses

For the three months ended September 30, 2025, research and development expenses were $28.8 million, compared to $27.7 million for the three months ended September 30, 2024. The increase was due to a $2.0 million increase in third-party costs related to clinical studies and new TRUST-IV study set up for taletrectinib, offset by a $0.9 million decrease in personnel-related costs because employee compensation and benefit costs directly related to commercial drug production were capitalized into inventory.

For the three months ended September 30, 2025, selling, general, and administrative expenses were $37.4 million, compared to $19.6 million for the three months ended September 30, 2024. The increase was due to a $9.5 million increase in personnel-related costs as a result of the increase in headcount, a $6.4 million increase in sales and marketing expenses, a $2.2 million increase in other expenses as a result of systems built for the commercial launch of taletrectinib, and a $0.5 million increase in legal fees offset by a $0.3 million decrease in occupancy expenses, $0.3 million decrease in professional fees, and a $0.2 million decrease in foreign currency impact.

For the three months ended September 30, 2025, Nuvation Bio reported a net loss of $55.8 million, or $(0.16) per share. The net loss for the comparable period in 2024 was $41.2 million, or $(0.15) per share.

Conference Call and Webcast

Nuvation Bio will host a conference call and webcast on Monday, November 3, 2025, at 4:30 pm ET to discuss its financial results and business updates for the third quarter of 2025.

Investors and the general public are invited to listen to the live webcast and may register on the Investor Relations section of the Nuvation Bio website. To access the live conference call, participants can dial +1 +1 833-470-1428 (U.S. toll-free) and enter access code 405112. An archived recording will be available on Nuvation Bio’s website for 90 days following the event.

About ROS1+ NSCLC

Each year, more than one million people globally are diagnosed with non-small cell lung cancer (NSCLC), the most common form of lung cancer. It is estimated that approximately 2% of patients with NSCLC have ROS1+ disease. About 35% of patients newly diagnosed with metastatic ROS1+ NSCLC have tumors that have spread to their brain. The brain is also the most common site of disease progression, with about 50% of previously treated patients developing central nervous system (CNS) metastases.

About IBTROZI

IBTROZI is an oral, potent, CNS-active, selective, next-generation ROS1 inhibitor therapy. On June 11, following Priority Review and Breakthrough Therapy Designations for both first- and second-line or later, the U.S. Food and Drug Administration (FDA) approved IBTROZI for the treatment of adult patients with locally advanced or metastatic ROS1+ NSCLC. Learn more at IBTROZI.com.

About the TRUST Clinical Program

The TRUST clinical program comprises three registrational studies evaluating the safety and efficacy of IBTROZI. TRUST-I (NCT04395677) and TRUST-II (NCT04919811) are Phase 2 single-arm studies evaluating IBTROZI for the treatment of adults with advanced ROS1+ NSCLC in China (N=173) and globally (N=189), respectively. The primary endpoint of both studies is confirmed objective response rate (cORR) as assessed by an independent review committee. TRUST-IV (NCT07154706) is a Phase 3 placebo-controlled study evaluating IBTROZI for the adjuvant treatment of adults with resected early-stage ROS1+ NSCLC. The study will enroll approximately 180 patients in the U.S., Canada, Europe, Japan and China. The primary endpoint is disease-free survival as determined by investigator, and the primary completion date is estimated to be in 2033. Nuvation is also sponsoring TRUST-III (NCT06564324), a confirmatory randomized Phase 3 study evaluating IBTROZI versus crizotinib in 138 patients in China with advanced ROS1+ NSCLC who have not previously received ROS1 TKIs.

Indication

IBTROZI is indicated for the treatment of adult patients with locally advanced or metastatic ROS1+ non-small cell lung cancer (NSCLC).

IMPORTANT SAFETY INFORMATION FOR IBTROZITM (taletrectinib)

WARNINGS AND PRECAUTIONS

Hepatotoxicity: Hepatotoxicity, including drug-induced liver injury and fatal adverse reactions, can occur. 88% of patients experienced increased AST, including 10% Grade 3/4. 85% of patients experienced increased ALT, including 13% Grade 3/4. Fatal liver events occurred in 0.6% of patients. Median time to first onset of AST or ALT elevation was 15 days (range: 3 days to 20.8 months).

Increased AST or ALT each led to dose interruption in 7% of patients and dose reduction in 5% and 9% of patients, respectively. Permanent discontinuation was caused by increased AST, ALT, or bilirubin each in 0.3% and by hepatotoxicity in 0.6% of patients.

Concurrent elevations in AST or ALT ≥3 times the ULN and total bilirubin ≥2 times the ULN, with normal alkaline phosphatase, occurred in 0.6% of patients.

Interstitial Lung Disease (ILD)/Pneumonitis: Severe, life-threatening, or fatal ILD or pneumonitis can occur. ILD/pneumonitis occurred in 2.3% of patients, including 1.1% Grade 3/4. One fatal ILD case occurred at the 400 mg daily dose. Median time to first onset of ILD/pneumonitis was 3.8 months (range: 12 days to 11.8 months).

ILD/pneumonitis led to dose interruption in 1.1% of patients, dose reduction in 0.6% of patients, and permanent discontinuation in 0.6% of patients.

QTc Interval Prolongation: QTc interval prolongation can occur, which can increase the risk for ventricular tachyarrhythmias (e.g., torsades de pointes) or sudden death. IBTROZI prolongs the QTc interval in a concentration-dependent manner.

In patients who received IBTROZI and underwent at least one post baseline ECG, QTcF increase of >60 msec compared to baseline and QTcF >500 msec occurred in 13% and 2.6% of patients, respectively. 3.4% of patients experienced Grade ≥3. Median time from first dose of IBTROZI to onset of ECG QT prolongation was 22 days (range: 1 day to 38.7 months). Dose interruption and dose reduction each occurred in 2.8% of patients.

Significant QTc interval prolongation may occur when IBTROZI is taken with food, strong and moderate CYP3A inhibitors, and/or drugs with a known potential to prolong QTc. Administer IBTROZI on an empty stomach. Avoid concomitant use with strong and moderate CYP3A inhibitors and/or drugs with a known potential to prolong QTc.

Hyperuricemia: Hyperuricemia can occur and was reported in 14% of patients, with 16% of these requiring urate-lowering medication without pre-existing gout or hyperuricemia. 0.3% of patients experienced Grade ≥3. Median time to first onset was 2.1 months (range: 7 days to 35.8 months). Dose interruption occurred in 0.3% of patients.

Myalgia with Creatine Phosphokinase (CPK) Elevation: Myalgia with or without CPK elevation can occur. Myalgia occurred in 10% of patients. Median time to first onset was 11 days (range: 2 days to 10 months).

Concurrent myalgia with increased CPK within a 7-day time period occurred in 0.9% of patients. Dose interruption occurred in 0.3% of patients with myalgia and concurrent CPK elevation.

Skeletal Fractures: IBTROZI can increase the risk of fractures. ROS1 inhibitors as a class have been associated with skeletal fractures. 3.4% of patients experienced fractures, including 1.4% Grade 3. Some fractures occurred in the setting of a fall or other predisposing factors. Median time to first onset of fracture was 10.7 months (range: 26 days to 29.1 months). Dose interruption occurred in 0.3% of patients.

Embryo-Fetal Toxicity: Based on literature, animal studies, and its mechanism of action, IBTROZI can cause fetal harm when administered to a pregnant woman.

ADVERSE REACTIONS

Among patients who received IBTROZI, the most frequently reported adverse reactions (≥20%) were diarrhea (64%), nausea (47%), vomiting (43%), dizziness (22%), rash (22%), constipation (21%), and fatigue (20%).

The most frequently reported Grade 3/4 laboratory abnormalities (≥5%) were increased ALT (13%), increased AST (10%), decreased neutrophils (5%), and increased creatine phosphokinase (5%).

DRUG INTERACTIONS

•	Strong and Moderate CYP3A Inhibitors/CYP3A Inducers and Drugs that Prolong the QTc Interval: Avoid concomitant use.

•

Gastric Acid Reducing Agents: Avoid concomitant use with PPIs and H2 receptor antagonists. If an acid-reducing agent cannot be avoided, administer locally acting antacids at least 2 hours before or 2 hours after taking IBTROZI.

OTHER CONSIDERATIONS

•	Pregnancy: Please see important information in Warnings and Precautions under Embryo-Fetal Toxicity.

•	Lactation: Advise women not to breastfeed during treatment and for 3 weeks after the last dose.

•	Effect on Fertility: Based on findings in animals, IBTROZI may impair fertility in males and females. The effects on animal fertility were reversible.

•	Pediatric Use: The safety and effectiveness of IBTROZI in pediatric patients has not been established.

•

Photosensitivity: IBTROZI can cause photosensitivity. Advise patients to minimize sun exposure and to use sun protection, including broad-spectrum sunscreen, during treatment and for at least 5 days after discontinuation.

Please see accompanying full Prescribing Information.

About Nuvation Bio

Nuvation Bio is a global oncology company focused on tackling some of the toughest challenges in cancer treatment with the goal of developing therapies that create a profound, positive impact on patients’ lives. Our diverse pipeline includes taletrectinib (IBTROZI™), a next-generation ROS1 inhibitor; safusidenib, a brain-penetrant IDH1 inhibitor; NUV-1511, an innovative drug-drug conjugate (DDC) designed for targeted cancer treatment; and NUV-868, a BD2-selective BET inhibitor.

Nuvation Bio was founded in 2018 by biopharma industry veteran David Hung, M.D., who previously founded Medivation, Inc., which brought to patients one of the world’s leading prostate cancer medicines. Nuvation Bio has offices in New York, San Francisco, Boston, and Shanghai. For more information, visit www.nuvationbio.com or follow the company on LinkedIn and X (@nuvationbioinc).

Forward-Looking Statements

Certain statements included in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are sometimes accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding IBTROZI’S therapeutic and commercial potential, our expectations for receipt and timing of the $25 million milestone payment from Nippon Kayaku, our plans to prepare an sNDA to include updated data in the IBTROZI label, our plans to share new data and updates from our taletrectinib and NUV-1511 clinical programs, our plans for G203 study protocol amendment and patient enrollment, our expectations that the amended G203 study may support approval of safusidenib for the maintenance treatment of high-grade IDH1-mutant glioma, our plan to evaluate safusidenib for subgroups of low-grade IDH1-mutant glioma, our expectations that taletrectinib will be listed on China’s National Reimbursement Drug List in 2026, and statements regarding the strength of Nuvation Bio’s balance sheet. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of the management team of Nuvation Bio and are not predictions of actual performance. These forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ from those anticipated by the forward-looking statements, including but not limited to the challenges associated with conducting drug discovery and commercialization, and initiating or conducting clinical studies due to, among other things, difficulties or delays in the regulatory process, enrolling subjects or manufacturing or acquiring necessary products; the emergence or worsening of adverse events or other undesirable side effects; risks associated with preliminary and interim data, which may not be representative of more mature data; physician and patient behavior; and competitive developments. Risks and uncertainties facing Nuvation Bio are described more fully in its Form 10-Q filed with the SEC on November 3, 2025 under the heading “Risk Factors,” and other documents that Nuvation Bio has filed or will file with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release. Nuvation Bio disclaims any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this press release.

Media and Investor Contacts

Nuvation Bio Investor Contact

JR DeVita

ir@nuvationbio.com

Nuvation Bio Media Contact

Kaitlyn Nealy

media@nuvationbio.com

NUVATION BIO INC. and Subsidiaries

Consolidated Balance Sheets

Unaudited

(In thousands, except share and per share data)

	September 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$98,897	$35,723
Accounts receivable, net of allowance for credit loss of $nil and nil, respectively	8,323	12,722
Inventory	5,710	—
Prepaid expenses and other current assets	8,925	7,271
Marketable securities	450,148	466,969
Interest receivable on marketable securities	5,527	3,570

Total current assets	577,530	526,255
Property and equipment, net of accumulated depreciation of $1,110 and $874, respectively	560	586
Intangible assets, net of accumulated amortization of $1,390 and $448, respectively	11,680	4,622
Operating lease right-of-use assets	4,329	2,402
Other non-current assets	7,462	6,761

Total assets	$601,561	$540,626

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$15,360	$6,348
Current operating lease liabilities	1,871	1,663
Contract liabilities, current portion	6,721	11,117
Liability related to revenue interest financing agreement	5,982	—
Short-term borrowings	5,618	6,283
Accrued expenses	32,579	32,833

Total current liabilities	68,131	58,244
Warrant liability	1,738	2,053
Contract liabilities, net of current portion	11,130	15,572
Non-current operating lease liabilities	2,970	969
Non-current liability related to revenue interest financing agreement, net of current portion and deferred financing costs of $4,450 and $0 as of September 30, 2025 and December 31, 2024	144,621	—
Long-term borrowings, net of current portion and deferred financing costs of $3,161 and $0 as of September 30, 2025 and December 31, 2024	47,089	—

Total liabilities	275,679	76,838

Stockholders’ equity
Class A and Class B common stock and additional paid in capital, $0.0001 par value per share; 1,060,000,000 (Class A 1,000,000,000, Class B 60,000,000) shares authorized as of September 30, 2025 and December 31, 2024, 342,756,387 (Class A 341,756,387, Class B 1,000,000) and 337,837,872 (Class A 336,837,872, Class B 1,000,000) shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	1,404,799	1,373,958
Accumulated deficit	(1,078,778)	(910,743)
Accumulated other comprehensive income	(139)	573

Total stockholders’ equity	325,882	463,788

Total liabilities and stockholders’ equity	$601,561	$540,626

NUVATION BIO INC. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues:
Product revenue, net	$7,723	$—	$8,961	$—
Collaboration and license agreements revenue	5,397	727	12,076	2,162

Total revenues	13,120	727	21,037	2,162

Cost of revenue	3,349	1,515	8,019	2,862

Gross profit (deficit)	9,771	(788)	13,018	(700)
Operating expenses:
Research and development	28,846	27,731	80,809	69,820
Acquired in-process research and development	—	—	—	425,070
Selling, general and administrative	37,359	19,582	111,236	43,095

Total operating expenses	66,205	47,313	192,045	537,985

Loss from operations	(56,434)	(48,101)	(179,027)	(538,685)

Other income (expense):
Interest income	6,033	6,726	16,134	21,000
Interest expense	(6,534)	(120)	(7,009)	(252)
Investment advisory fees	(171)	(237)	(556)	(749)
Change in fair value of warrant liability	612	533	315	209
Realized (loss) gain on marketable securities	—	(11)	2	(17)
Net gain (loss) on disposal of fixed assets	4	—	(30)	—
Other income	698	—	2,136	—

Total other income, net	642	6,891	10,992	20,191

Loss before income taxes	(55,792)	(41,210)	(168,035)	(518,494)
Provision for income taxes	—	—	—	—

Net loss	$(55,792)	$(41,210)	$(168,035)	$(518,494)

Net loss attributable to common stockholders
Net loss per share attributable to common stockholders, basic and diluted	$(0.16)	$(0.15)	$(0.49)	$(2.11)

Weighted average common shares outstanding, basic and diluted	342,393	273,565	340,597	245,885

Comprehensive loss:
Net loss	$(55,792)	$(41,210)	$(168,035)	$(518,494)
Other comprehensive loss, net of taxes:
Currency translation adjustment	(313)	(742)	(495)	(594)
Change in unrealized gain (loss) on available-for-sale securities	501	3,389	(217)	1,794

Comprehensive loss	$(55,604)	$(38,563)	$(168,747)	$(517,294)